EXHIBIT NO. 11

Statement re Computation of Per Share Earnings



           WISCONSIN CENTRAL TRANSPORTATION CORPORATION

             (in thousands, except per share amounts)

                           (Unaudited)


                                  For the Quarter     For the Six Months
                                   Ended June 30,       Ended June 30,
                                  ---------------      -----------------
                                  1996       1995      1996         1995
                                  ----       ----      ----         ----

Net income                     $  7,528   $ 12,165  $ 15,594    $ 22,030
                                 ======     ======    ======      ======

Weighted average common
  shares outstanding:

     Primary                     50,582     50,163    50,551      50,082
                                 ======     ======    ======      ======

     Fully diluted               51,713     51,585    51,704      51,585
                                 ======     ======    ======      ======

Earnings per common
  share outstanding:

     Primary                   $    .15   $    .24  $    .31    $    .44
                                 ======     ======    ======      ======

     Fully diluted             $    .15   $    .24  $    .30    $    .43
                                 ======     ======    ======      ======
